Exhibit 99.1

Advance Auto Parts Names William Pellicciotti Chief Accounting Officer
Experienced Finance Executive to Lead Company’s Accounting Function

RALEIGH, N.C. (January 11, 2022) – Advance Auto Parts (NYSE: AAP), a leading automotive aftermarket parts retailer, today announced that William Pellicciotti has been appointed Senior Vice President, Controller and Chief Accounting Officer, effective January 24, 2022. In this role, Pellicciotti will be responsible for enterprise-wide accounting operations, tax, external financial reporting and all related compliance.

Pellicciotti, 42, brings more than 20 years of accounting and finance experience to Advance. Most recently, he served as Vice President, Controller - North America, for The Kraft Heinz Company since 2020. Prior to Kraft Heinz, Pellicciotti served in a variety of roles with increasing responsibility at the Colgate-Palmolive Company, including Finance Director - SEC Reporting, Accounting Policy & SOX Compliance, from 2019-2020; Division Finance Director - Asia Pacific Division, based in Hong Kong, from 2018-2019; Center Lead and Finance Director - Colgate Business Services, based in Warsaw, Poland, from 2013-2017; and Associate Director - Corporate Audit, from 2009-2013. His experience also includes finance positions at PricewaterhouseCoopers and the accounting firm CliftonLarsonAllen.

“I’m excited to have Bill join the Advance family,” said Jeff Shepherd, Executive Vice President and Chief Financial Officer. “Bill’s experience and track record of building and driving high-performing global teams will complement our already strong Finance organization. I look forward to working closely with him as we continue to drive our transformation.”

Pellicciotti earned his bachelor’s degree in Accounting from Arcadia University in Glenside, Pa. and is a Certified Public Accountant.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 9, 2021, Advance operated 4,727 stores and 234 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The company also serves 1,325 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

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Advance Auto Parts Contacts:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com